EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:      James R. Heslop, 2nd
                     Executive Vice President/Chief Operating Officer
                     (440) 632-1666 Ext. 3219
                     jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports 2nd Quarter Earnings and Record Asset Levels

MIDDLEFIELD, OHIO, July 19, 2005 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported second quarter 2005 net income of $917,000,or $0.71 per diluted share, compared to $909,000, or $0.70 per diluted share, for the second quarter of 2004. Returns on average equity and assets were 14.33% and 1.22%, respectively. For the six months ended June 30, 2005, net income was $1,631,000, or $1.27 per diluted share, compared to $1,594,000, or $1.23 per diluted share in the first half of 2004.

As of June 30, 2005, total assets equaled $303,969,000. This represents an increase of 8.37% from the year ago level and the first time that total assets have surpassed the $300 million mark.

President and Chief Executive Officer Thomas G. Caldwell commented, “Although we are generally satisfied with the results of our second quarter, we also recognize that much work remains for 2005. Our credit quality remains strong and our net interest margin has reached a level of stability.”

“Our earnings to this point in 2005 have met our expectations. However, our growth has been slower than projected as we have continued to experience a very competitive interest rate environment. We will continue to work for increased efficiencies within our operations, while maintaining our personalized delivery of customer service.”

Highlights for the second quarter and year-to-date periods of 2005 include:

•	Net interest income was $2,646,000 for the second quarter of 2005, an increase of 6.80% from the comparable period in the prior year. Net interest margin was 3.91% in the second quarter of 2005, relatively equal with the 3.90% recorded in the second quarter of 2004. For the first half of 2005, net interest income was $5,214,000, up 6.56% from the prior year, while the net interest margin was 3.80% as opposed to 2004’s 3.94%. The lower margin in the first six months of 2005 reflects a flattened yield curve and the effects of narrower loan spreads.

•	Net loans at June 30, 2005, stood at $220,809,000, an increase of $20,302,000, or 10.12% over the same point in 2004. This increase is attributable to strong growth in the commercial and home equity portfolios. Total deposits at the mid-point of 2005 were $249,198,000. Reflecting an increase of 5.58% from June 30, 2004, the growth was centered in demand deposit accounts and certificates of deposit.

•	Non-interest income increased $14,000 for the three-month period and $125,000 for the six-month period ending June 30, 2005, over the same periods of 2004. Higher service charge revenue associated with an increase in the number of deposit accounts, as well as the introduction of an overdraft privilege program in 2004, were the primary drivers of the increases.

•	Non-interest expense for the quarter was 9.69% higher than the second quarter of 2004 and totaled $1,846,000. The leading factors for this increase are higher salary and benefit costs, data processing fees, and state franchise taxes.

•	Provision for loan losses was $60,000 for the second quarter and $120,000 for the first six months of 2005. Although higher than the $30,000 and $60,000 reported for the comparable periods of 2004, the levels were in keeping with the 2005 financial plan and are attributable to higher loan levels. At June 30, 2005, the allowance for loan losses as a percentage of total loans was 1.20%, which was lower than the 1.28% recorded at June 30, 2004.

•	Stockholders’ equity at June 30, 2005, was $26,238,000, or 8.63% of total assets. This represents an increase of 5.70% from the $24,822,000 reported as of December 31, 2004. Book value per share at June 30, 2005, was $20.59.

•	During the second quarter of 2005, Middlefield paid a cash dividend of $0.22 per share. Adjusted for the 5% stock dividend paid in December 2004, this cash dividend was 10% higher than that paid in the second quarter of 2004.

“We are pleased that our net interest margin has stabilized during the second quarter,” noted Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “The competitive pressures on interest rates, on both the loan and deposit sides of the balance sheet, are very strong within our market areas.”

Stacy continued, “Our technology expenditures at the banking subsidiary during the first half of 2005 have provided us with some exciting new customer delivery alternatives. During the third quarter we will be introducing e-mail delivery of checking statements as well as images of checks available with our on-line banking service.”

Commenting on the outlook for Middlefield Banc Corp., Chief Executive Officer Caldwell noted, “As we enter our next phase of growth, we believe that we are adopting the technological tools that will permit us to continue offering the high level of service for which we are known. Just as importantly, these moves will have a bottom line impact as we continue to properly reward our shareholders for their confidence in our company.”

Middlefield Banc Corp. and The Middlefield Banking Company are headquartered in Middlefield, Ohio. The bank operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio.

This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

(dollars in thousands)

June 30, 2005 and 2004 and December 31, 2004

	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30,	December 31,	June 30,
	2005	2004	2004

Assets

Cash and due from banks	$6,399	$5,312	$4,900

Interest bearing deposits in other institutions	618	615	541

Federal funds sold	0	0	3,680

Available for sale securities	60,473	57,241	54,901

Held to maturity securities	221	221	748

Total cash and securities	67,711	63,389	64,770

Loans:	223,487	215,653	203,103

Less: reserve for loan losses	2,677	2,623	2,596

Net loans	220,809	213,030	200,508

Premises and equipment	6,562	6,618	6,704

Bank-owned life insurance	5,527	5,424	5,317

Accrued interest receivable and other assets	3,359	2,754	3,181

Total Assets	$303,969	$291,214	$280,480

	June 30,	December 31,	June 30,
	2005	2004	2004

Liabilities and Stockholders’ Equity

Non-interest bearing demand deposits	$38,110	$36,332	$34,973

Interest bearing demand deposits	9,910	8,818	8,557

Money market accounts	14,965	15,667	13,743

Savings deposits	69,839	75,280	75,002

Certificates of deposit	116,373	103,789	103,763

Total Deposits	249,198	239,885	236,038

Borrowed funds	27,599	25,555	19,193

Other liabilities	935	951	933

Total Liabilities	277,731	266,392	256,164

Common equity	29,210	27,820	26,451

Net Unrealized gain (loss) on securities	(2)	(29)	(390)

Treasury stock	(2,970)	(2,970)	(1,745)

Total Stockholders’ Equity	26,238	24,822	24,316

Total Liabilities and Stockholders’ Equity	$303,969	$291,214	$280,480

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

June 30, 2005 and 2004

(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Statement of Income

Interest Income	$4,275	$3,889	$8,391	$7,688

Interest Expense	1,629	1,412	3,177	2,795

Net interest income	2,646	2,477	5,214	4,893

Provision for loan losses	60	30	120	60

Net interest income after provision for loan losses	2,586	2,447	5,094	4,833

Non-interest income

Service charges on deposits	389	381	742	663

Other income	138	105	266	220

Net securities gains (losses)	0	0	0	0

Total non-interest income	527	486	1,008	883

Non-interest expense

Salaries and employee benefits	808	791	1,825	1,712

Net occupancy and equipment	231	218	474	457

Other operating	807	674	1,560	1,296

Total non-interest expense	1,846	1,683	3,860	3,464

Income before income taxes	1,266	1,251	2,242	2,252

Provision for income taxes	349	342	611	658

Net income	$917	$909	$1,631	$1,594

Per common share data

Net income per common share — basic	$0.72	$0.70	$1.28	$1.24

Net income per common share — diluted	$0.71	$0.70	$1.27	$1.23

Dividends declared	$0.22	$0.20	$0.44	$0.40

Book value (period end)	$20.59	$18.76	$20.59	$18.76

Average shares outstanding — basic	1,271,596	1,289,441	1,269,353	1,287,714

Average shares outstanding -diluted	1,292,238	1,297,620	1,288,821	1,174,950

Period ending shares outstanding	1,274,288	1,295,823	1,274,288	1,295,823

Selected ratios

Return on average assets	1.22%	1.31%	1.09%	1.17%

Return on average equity	14.33%	14.94%	13.30%	13.33%

Yield on earning assets	6.16%	6.09%	6.11%	6.11%

Cost of interest bearing liabilities	2.76%	2.59%	2.71%	2.60%

Net interest spread	3.40%	3.50%	3.40%	3.51%

Net interest margin	3.91%	3.90%	3.80%	3.94%

Efficiency	58.20%	56.78%	62.03%	59.97%

Equity to assets at period end	8.63%	8.67%	8.63%	8.67%

	June 30,	June 30,
Asset quality data	2005	2004

Allowance for loan losses	$2,677	$2,596

Allowance for loan losses/total loans	1.20%	1.28%

Net charge-offs:

Quarter-to-date	$68	$(20)

Year-to-date	66	(15)

Net charge-offs to average loans

Quarter-to-date	0.12%	-0.02%

Year-to-date	0.06%	-0.01%

Non-performing loans/total loans	0.82%	0.54%

Allowance for loan losses/non-performing loans	145.96%	238.75%